Exhibit 10.1

CONSULTANT’S AGREEMENT

THIS AGREEMENT, made and entered into by Westlake Management Services Inc., a Delaware corporation, having an address at 2801 Post Oak Boulevard, Suite 600, Houston, TX 77056 (hereinafter referred to as “The Company”), and Donald Marion Condon, Jr. (hereinafter referred to as “Consultant”);

W I T N E S S E T H:

WHEREAS, the Company is desirous of retaining Consultant as an expert in the conduct of certain of The Company’s business coming within the field of this Agreement, and Consultant is willing to act as such;

NOW THEREFORE, be it agreed by and between the parties as follows:

1. Whenever used in this Agreement, the term “Field of this Agreement” shall be deemed to mean providing consultation, advice and other input into various matters that were within Consultant’s scope of work during his employment at The Company. Consultant will also perform other related functions as mutually agreed.

2. The Company hereby engages Consultant within the Field of this Agreement for the period of 12 months beginning April 1, 2013 (the “initial term”) and then on a month-by-month basis thereafter, provided, however, that either party may terminate this Agreement by giving the other party thirty (30) days written notice.

3. Consultant agrees to act for The Company within the Field of this Agreement during the term hereof, and to perform such services as Consultant may be able to perform on Consultant’s own initiative, as well as such specific services as called upon to perform in the capacity as Consultant.

4. Consultant agrees that Consultant will not be entitled under this Agreement to participate in any benefit plans sponsored by The Company and/or its affiliates and available to The Company’s employees. In rendering services hereunder, it is understood that Consultant is an independent contractor and that the relationship of employer and employee shall not exist between The Company and Consultant hereunder. Consultant shall control the detail, manner, and method of performing the services, with the understanding that all such services performed under this Agreement shall be subject to inspection and approval by The Company.

5. The compensation to Consultant as described in this paragraph is compensation in full for Consultant’s services under this Agreement. During the term of this Agreement, Consultant will be paid $1,500 per day for each day of services performed as requested by the company. For services requested and performed for less than eight hours in any given day, a rate of $250 per hour will be paid to the Consultant for each hour worked, with a maximum daily payment not to exceed $1,500 per day. In addition to the foregoing fees, Consultant will be reimbursed for all reasonable out-of-pocket expenses related to Consultant’s engagement. Applicable bills will be issued monthly by Consultant and will be reimbursed within thirty-(30) days from the date of the invoice.

6. Consultant agrees to keep confidential any technical information or data, other than that which is in the public domain, which is, or has been, made available to Consultant by The Company, or which results from Consultant’s work for The Company, and Consultant agrees that Consultant will not use such information or data except as required in performing this Agreement and that Consultant will not disclose such information or data to others without prior approval in writing by The Company.

7. Consultant agrees to disclose promptly to The Company any inventions or improvements made or conceived by Consultant, either alone or jointly with others, during the term of this Agreement or within six (6) months thereafter in the course of or as a result of work done hereunder, or as a result of information supplied to Consultant, directly or indirectly, by The Company. Consultant also agrees, at The Company’s request in writing, to assign to The Company, Consultant’s entire right, title, and interest in and to any and all such inventions and improvements and to execute such documents as may be required to file applications and to obtain patents in the name of The Company or its nominees, in any countries, covering such inventions or improvements. Consultant agrees that Consultant does not have any commitments to others under which Consultant is obligated to assign to such others inventions or improvements or rights therein in conflict with Consultant’s obligations to The Company hereunder. Upon receipt by The Company of each assignment of Consultant’s entire right, title, and interest in and to an invention or improvement, The Company agrees to pay to Consultant Fifty Dollars ($50.00). If and when any United States patent issues to The Company, or its assignees, as a result of such an assignment of an invention by Consultant to the Company, The Company will pay to Consultant an additional sum of One Hundred Dollars ($100.00).

8. Consultant agrees that the foregoing payments to Consultant are full and complete compensation for all obligations assumed by Consultant hereunder and for all inventions, improvements, and patent rights assigned under this Agreement.

9. This Agreement shall not be assignable by Consultant. This Agreement shall be binding on and inure to the benefit of the successors of The Company’s entire business or the successor of the entire business of The Company to which this Agreement relates.

10. Consultant’s obligations under paragraphs 6 and 7 shall survive termination of this Agreement.

11. Consultant agrees that:

a. All financial settlements, reports, and billings rendered by Consultant to The Company shall, in reasonable detail, accurately, and fairly reflect the facts about all activities and transactions handled for the account of The Company.

b. All actions by Consultant in the name of or otherwise on behalf of The Company will comply with all applicable laws and lawful regulations.

c. Consultant will notify The Company promptly upon discovery of any instance where Consultant fails to comply with any one or all of provisions a., and b. hereof.

12. During the term of this Agreement, The Company’s designated representative shall be David R. Hansen, Sr. Vice President, Administration, or such other individual as may be designated by The Company in writing.

13. Consultant agrees that Consultant will cooperate with The Company in providing information, including testimony at trial or in depositions, if needed, regarding any present or future claims against the Company which are based on factual allegations about which Consultant has knowledge.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals this 26th day of March, 2013.

Westlake Management Services, Inc.

		By:	/s/ David R. Hansen
NAME:	/s/ Donald Marion Condon, Jr.	NAME:	David R. Hansen
	Donald Marion Condon, Jr.	TITLE:	Sr. Vice President

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